Exhibit 99.1

Block, Inc. Announces $1.5 Billion Offering of Senior Notes

DISTRIBUTED-WORK-MODEL/OAKLAND, Calif., May 6, 2024 -- Block, Inc. (“Block”) (NYSE: SQ) today announced its intention to offer, subject to market conditions and other factors, approximately $1.5 billion aggregate principal amount of senior notes (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Act.

The interest rate, redemption provisions, maturity date and other terms of the Notes will be determined by negotiations between Block and the initial purchasers.

Block intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment of debt under its existing notes, potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Block, Inc.

Block, Inc. (NYSE: SQ) (formerly, Square, Inc.) is a global technology company with a focus on financial services. Made up of Square, Cash App, TIDAL, and TBD, we build tools to help more people access the economy. Square makes commerce and financial services easy and accessible for sellers with its integrated ecosystem of technology solutions. With Cash App, anyone can easily send, spend, or invest their money in stocks or bitcoin. Afterpay brings Square and Cash App together, connecting consumers and businesses. Artists use TIDAL to help them succeed as entrepreneurs and connect more deeply with fans. TBD is building an open source platform and developer infrastructure that enables everyone to access and participate in the global economy.

Media Contact:

press@block.xyz

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Investor Relations Contact:

ir@block.xyz